Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 14, 2020, is between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and SEAN S. SULLIVAN (the “Executive”).

WHEREAS, the Company and the Executive jointly desire to enter into this Agreement to reflect the terms and conditions of the Executive’s employment with the Company.

In consideration of the mutual covenants and conditions set forth herein, the Company and the Executive agree as follows:

1.         Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs the Executive, and the Executive hereby agrees to accept employment with the Company, commencing on October 26, 2020 (the “Effective Date”). Except as set forth in Section 6, if the Executive does not commence employment with the Company on or prior to the Effective Date, this Agreement shall be void ab inito.

2.         Duties and Reporting Relationship. (a) The Executive shall be employed as the Executive Vice President and Chief Financial Officer of both the Company and Sirius XM Holdings Inc. (“Holdings”). In such capacity, the Executive shall be responsible primarily for supervising the financial affairs, including the financial, planning and analysis, controller, treasury, investor relations, internal audit and information technology functions, of the Company and Holdings. The Executive shall also perform such activities and duties consistent with his position that the Chief Executive Officer of the Company and Holdings (the “CEO”) shall from time to time reasonably specify and direct. During the Term (as defined below), the Executive shall, on a full-time basis and consistent with the needs of the Company and Holdings, use his skills and render services to the best of his ability. During the Term, the Executive shall not perform any consulting services for, or engage in any other business enterprises with, any third parties without the express written consent of the CEO, other than charitable, civic and other non-business activities that do not interfere with his duties to the Company and Holdings, passive investments and service as a director of Acushnet Holdings Corp.

(a)        The Executive shall generally perform his duties and conduct his business at the principal offices of the Company in New York, New York.

(b)       Unless otherwise required by law, administrative regulation or the listing standards of the exchange on which Holdings’ shares are primarily traded, the Executive shall report solely and directly to the CEO.

3.         Term. The term of this Agreement shall commence on the Effective Date and shall end on October 26, 2023 (the “Term End Date”), unless terminated earlier pursuant to the provisions of Section 6 or extended in accordance with Section 6(e)(vi) (as applicable, the “Term”).

4.        Compensation. (a) During the Term, the Executive shall be paid an annual base salary of $1,100,000, which shall be reviewed no less frequently than annually and may be subject to increase (but not decrease) from time to time by recommendation of the CEO to, and approval by, the Board of Directors of Holdings (the “Board”) or any committee thereof (such amount, as increased, the “Base Salary”). All amounts paid to the Executive under this Agreement shall be in U.S. dollars. The Base Salary shall be paid at least monthly and, at the option of the Company, may be paid more frequently.

(a)       On the first business day following the Effective Date on which Holdings and the Executive are not subject to a blackout restriction, which date is expected to be the first business day following the filing by Holdings of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 (such date, as applicable, the “Grant Date”), the Company shall cause Holdings to grant to the Executive the following:

(i)     an option to purchase shares of Holdings’ common stock, par value $.001 per share (the “Common Stock”), at an exercise price equal to the closing price of the Common Stock on the Nasdaq Global Select Market on the Grant Date, with the number of shares of Common Stock subject to such option being that necessary to cause the Black-Scholes-Merton value of such option on the Grant Date to be equal to $2,250,000, determined by using inputs consistent with those Holdings uses for its financial reporting purposes. Such option shall be subject to the terms and conditions set forth in the Option Agreement attached to this Agreement as Exhibit A;

(ii)     a number of restricted stock units (“RSUs”) equal to $2,250,000, divided by the closing price of the Common Stock on the Nasdaq Global Select Market on the Grant Date. Such RSUs shall be subject to the terms and conditions set forth in the Restricted Stock Unit Agreement attached to this Agreement as Exhibit B;

(iii)     a number of performance-based restricted stock units (“PRSUs”) equal to $4,500,000, divided by the closing price of the Common Stock on the Nasdaq Global Select Market on the Grant Date, which grant shall be made subject to the establishment of performance metric(s) that are the same as the performance metric(s) established for any 2021 performance-based restricted stock units granted generally to other executive officers of the Company after the date hereof. Such performance metric(s) shall be reasonable in light of the Company’s business plan and budget for the applicable year and other factors then affecting the Company’s business, taken as a whole. Such PRSUs shall be subject to the terms and conditions set forth in the Performance–Based Restricted Stock Unit Agreement attached to this Agreement as Exhibit C;

(iv)     a number of RSUs equal to $1,000,000, divided by the closing price of the Common Stock on the Nasdaq Global Select Market on the Grant Date. Such RSUs shall be subject to the terms and conditions set forth in the Restricted Stock Unit Agreement attached to this Agreement as Exhibit B; and

(v)     a number of RSUs equal to $3,000,000, divided by the closing price of the Common Stock on the Nasdaq Global Select Market on the Grant Date. Such

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RSUs shall be subject to the terms and conditions set forth in the Restricted Stock Unit Agreement attached to this Agreement as Exhibit B.

(b)       All compensation paid to the Executive hereunder shall be subject to any payroll and withholding deductions required by applicable law, including, as and where applicable, federal, New York State and New York City income tax withholding, federal unemployment tax and social security (FICA).

5.         Additional Compensation; Expenses and Benefits. (a) During the Term, the Company shall reimburse the Executive for all reasonable and necessary business expenses incurred and advanced by him in carrying out his duties under this Agreement. Such expenses shall be incurred in accordance with the policies and procedures established by the Company. The Executive shall present to the Company an itemized account of all expenses in such form as may be required by the Company from time to time.

(a)        During the Term, the Executive shall be eligible to participate fully in any other benefit plans, programs, policies and fringe benefits which may be made available to the executive officers of the Company and/or Holdings generally, including, without limitation, disability, medical, dental and life insurance and benefits under the Company’s and/or Holdings’ 401(k) savings plan and deferred compensation plan.

(b)       During the Term, the Executive shall be entitled to participate in any bonus plans generally offered to executive officers of the Company and/or Holdings. The Executive’s annual bonus (the “Bonus”), if any, shall be determined annually by the CEO, or the Board or the compensation committee of the Board (the “Compensation Committee”). During the Term, the Executive shall have a target bonus of 150% of the Base Salary. Bonus(es) shall be subject to the Executive’s individual performance and satisfaction of objectives established by the CEO or the Board or the Compensation Committee, and further are subject to the exercise of discretion by the CEO and review and approval by the Compensation Committee. Bonus(es), if any, shall be paid in the form of cash and shall be paid by March 15th of the following year.

(c)       The Company will guarantee the Executive a Bonus of at least $700,000 with respect to the year ending December 31, 2020 unless the Executive’s employment has been terminated by the Company for Cause (as defined below) or by the Executive without Good Reason (as defined below) prior to the payment of annual bonuses by the Company with respect to such year. Such bonus, if any, shall be paid to the Executive when annual bonuses are normally paid to other executive officers of the Company in 2021, but not later than March 15, 2021.

6.         Termination. The date upon which the Executive’s employment with the Company under this Agreement is deemed to be terminated in accordance with any of the provisions of this Section 6 is referred to herein as the “Termination Date.” With respect to any payment or benefits that would be considered deferred compensation subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and which are payable upon or following a termination of employment, a termination of employment shall not be deemed to have occurred unless such termination also constitutes a “separation from service” within the meaning of Section 409A and the regulations thereunder (a “Separation from

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Service”), and notwithstanding anything contained herein to the contrary, the date on which a Separation from Service takes place shall be the Termination Date. In the event of the Executive’s death, any amounts owed to the Executive hereunder shall instead be paid to the Executive’s designated beneficiary (or, if none, to the Executive’s estate).

(a)       The Company has the right and may elect to terminate Executive’s employment under this Agreement with or without Cause at any time. For purposes of this Agreement, “Cause” means the occurrence or existence of any of the following (at any time following the date of this Agreement, including prior to the Effective Date):

(i)     (A) a material breach by the Executive of the terms of this Agreement, (B) a material breach by the Executive of the Executive’s duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company, Holdings or any of their respective affiliates (which, for purposes hereof, shall mean any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity or organization directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company and/or Holdings) which has not been approved by a majority of the disinterested directors of the Board, or (C) the Executive’s violation of the Company’s and/or Holdings’ Code of Ethics, or any other written Company and/or Holdings policy that is communicated to the Executive in a similar manner as such policy is communicated to other employees of the Company and/or Holdings, which is demonstrably and materially injurious to the Company, Holdings or any of their respective affiliates, if any such material breach or violation described in clauses (A), (B) or (C), to the extent curable, remains uncured after fifteen (15) days have elapsed following the date on which the Company gives the Executive written notice of such material breach or violation;

(ii)     the Executive’s act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar intentional misconduct by the Executive involving the Company, Holdings or any of their respective affiliates;

(iii)     the Executive’s conviction or the plea of nolo contendere or the equivalent in respect of a felony;

(iv)     any damage of a material nature to any property of the Company, Holdings or any of their respective affiliates caused by the Executive’s willful misconduct or gross negligence;

(v)     the Executive’s repeated nonprescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance that, in the reasonable good faith opinion of the Board, renders the Executive unfit to serve as an officer of the Company, Holdings or their respective affiliates;

(vi)     the Executive’s failure to comply with the CEO’s reasonable written instructions on a material matter within five (5) days; or

(vii)     conduct by the Executive that, in the reasonable good faith written determination of the Board, manifests the Executive’s lack of fitness to serve as an

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officer of the Company, Holdings or their respective affiliates, including but not limited to a finding by the Board or any judicial or regulatory authority that the Executive committed acts of unlawful harassment or violated any other state, federal or local law or ordinance prohibiting discrimination in employment.

(b)       Termination of the Executive for Cause pursuant to Section 6(a) shall be communicated by a Notice of Termination for Cause. For purposes of this Agreement, a “Notice of Termination for Cause” shall mean delivery to the Executive of a copy of a resolution or resolutions duly adopted by the affirmative vote of not less than a majority of the directors (other than the Executive, if the Executive is then serving on the Board) present (in person or by teleconference) and voting at a meeting of the Board called and held for that purpose after fifteen (15) days’ notice to the Executive (which notice the Company shall use reasonable efforts to confirm that the Executive has actually received and which notice for purposes of Section 6(a) may be delivered, in addition to the requirements set forth in Section 17, through the use of electronic mail) and a reasonable opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board prior to such vote, finding that in the good faith opinion of the Board, the Executive committed the conduct set forth in any of clauses (i) through (vii) of Section 6(a) and specifying the particulars thereof in reasonable detail. For purposes of Section 6(a), the Executive’s employment and the Term shall terminate on the date specified by the Board in the Notice of Termination for Cause and one (1) day following the receipt by the Executive of a notice of a termination without Cause.

(c)        (i) The Term of this Agreement and the Executive’s employment shall terminate upon the death of the Executive.

(ii)     If the Executive is unable to perform the essential duties and functions of his employment because of a disability, even with a reasonable accommodation, for one hundred eighty (180) days within any three hundred sixty-five (365) day period (“Disability”), the Company shall have the right and may elect to terminate the services of the Executive by a Notice of Disability Termination. The Executive shall not be terminated following a Disability except pursuant to this Section 6(c)(ii). For purposes of this Agreement, a “Notice of Disability Termination” shall mean a written notice that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under this Section 6(c)(ii). For purposes of this Agreement, no such purported termination shall be effective without such Notice of Disability Termination. The Term of this Agreement and the Executive’s employment shall terminate on the day such Notice of Disability Termination is received by the Executive.

(d)       The Executive may elect to resign from his employment with the Company and Holdings at any time with or without Good Reason (as defined below). Should the Executive wish to resign from his employment with the Company and Holdings during the Term for other than Good Reason, the Executive shall give at least thirty (30) days’ prior written notice to the Company. The Executive’s employment and the Term of this Agreement shall terminate on the effective date of the resignation set forth in the notice of resignation; provided that the Company may, at its sole discretion, instruct the Executive to perform no more job responsibilities and cease his active employment immediately upon or following receipt of such

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notice from the Executive. Further, any resignation by the Executive of his employment with the Company shall be deemed a resignation of his employment with Holdings (and vice versa).

(e)       Should the Executive wish to resign from his employment with the Company and Holdings during the Term for Good Reason following the Company’s failure to cure an applicable event as contemplated below, the Executive shall give at least seven (7) days’ prior written notice to the Company. The Executive’s employment and the Term of this Agreement shall terminate on the date specified in such notice given in accordance with the relevant provision; provided that the Company may, at its sole discretion, instruct the Executive to cease his active employment and perform no more job duties immediately upon or following receipt of such notice from the Executive. Further, any resignation by the Executive of his employment with the Company shall be deemed a resignation of his employment with Holdings (and vice versa).

For purposes of this Agreement, “Good Reason” shall mean the continuance of any of the following events (without the Executive’s prior written consent) for a period of thirty (30) days after delivery to the Company by the Executive of a written notice within ninety (90) days of the Executive becoming aware of the initial occurrence of such event, during which thirty (30)-day period of continuation the Company and Holdings shall be afforded an opportunity to cure such event (and provided that the Executive’s effective date of resignation for Good Reason is within one hundred thirty-five (135) days of the Good Reason event):

(i)     the assignment to the Executive by the Company and/or Holdings of duties not reasonably consistent with the Executive’s positions, duties, responsibilities, titles or offices on the Effective Date, any material reduction in the Executive’s duties or responsibilities in the areas of the Company’s financial, planning and analysis, controller, treasury, investor relations, internal audit or information technology functions, or any removal of the Executive from, or any failure to re-elect the Executive to, any of such positions (except in connection with the termination of the Executive’s employment for Cause, Disability or as a result of the Executive’s death or by the Executive other than for Good Reason); or

(ii)     the Executive ceasing to report solely and directly to the CEO (unless otherwise required by Section 2(c)); or

(iii)    any requirement that the Executive report for work to a location more than twenty-five (25) miles from the Company’s current offices in New York, New York, for more than thirty (30) days in any calendar year, excluding any requirement that results from the damage or destruction of such office as a result of natural disasters, terrorism, acts of war or acts of God or travel in the ordinary course of business; or

(iv)    any reduction in the Base Salary or target bonus opportunity;

(v)     solely to the extent that the Executive has commenced employment with the Company on or before the Effective Date, the Company’s failure to grant the equity awards set forth in Section 4(b) on the Grant Date; or

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(vi)     the Company’s failure to make a bona fide offer in writing to renew this Agreement, for at least an additional one (1)-year term, on terms and conditions at least as favorable as those set forth in this Agreement (including the Base Salary set forth in Section 4(a), but excluding any equity–based compensation set forth in Section 4(b)), at least ninety (90) days prior to (x) the Term End Date and (y) each subsequent anniversary of the Term End Date on which this Agreement is otherwise scheduled to expire; provided that (for purposes of this clause (y) only) this Agreement has been renewed on the Term End Date or subsequent anniversary thereof on which this Agreement was otherwise most recently scheduled to expire; or

(vii)     any material breach by the Company of this Agreement.

(f)        (i) If the employment of the Executive is terminated by the Company for Cause, by the Executive other than for Good Reason or due to death or Disability, the Executive shall, in lieu of any future payments or benefits under this Agreement, be entitled to (A) any earned but unpaid Base Salary and any business expenses incurred but not reimbursed, in each case, prior to the Termination Date, and (B) any other vested benefits under any other benefit or incentive plans or programs (including any equity plans and applicable award agreements) in accordance with the terms of such plans and programs (collectively, the “Accrued Payments and Benefits”).

(ii)        If (x) during the Term, the employment of the Executive is terminated by the Company without Cause or if the Executive terminates his employment for Good Reason (including upon end of the Term if the Company has failed to make the Bona Fide Offer described in Section 6(e)(vi)), or (y) after the date hereof and prior to the Effective Date, the employment of the Executive is terminated by the Company without Cause, then, in each case subject to Section 6(g), the Executive shall have an absolute and unconditional right to receive, and the Company shall pay to the Executive without setoff, counterclaim or other withholding, except as set forth in Section 4(c), the following:

(A)     the Accrued Payments and Benefits;

(B)     a lump sum amount equal to the sum of (x) the Executive’s annualized Base Salary then in effect and (y) an amount in cash equal to the greater of (1) $1,650,000 and (2) the Bonus last paid (or due and payable) to the Executive, with such lump sum amount to be paid on the sixtieth (60th) day following the Termination Date;

(C)     (x) a pro-rated Bonus for the year in which the termination occurred (based on actual achievement of applicable performance criteria, and based on the number of days the Executive was employed by the Company as a portion of the applicable calendar year), payable when annual bonuses are normally paid to other executive officers of the Company; provided that such amount shall not be payable in respect of the year ending December 31, 2020; and (y) if not previously paid, the $700,000 Bonus for the year ending December 31, 2020, payable when annual bonuses are normally paid to other executive officers of the Company for such year;

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(D)     the continuation for eighteen (18) months, at the Company’s expense (by direct payment, not reimbursement to the Executive), of substantially similar medical and dental benefits in a manner that will not be taxable to the Executive;

(E)     life insurance benefits on substantially the same terms as provided by the Company for active employees for one (1) year following the Termination Date; provided that (I) the Company’s cost for such life insurance shall not exceed twice the amount that the Company would have paid to provide such life insurance benefit to the Executive if he were an active employee on the Termination Date, and (II) such life insurance coverage shall cease if the Executive obtains a life insurance benefit from another employer during the remainder of such one (1) year period; and

(F)     if such termination occurs prior to the grant of the equity awards set forth in Section 4(b), $13,000,000 in cash, to be paid in a lump sum on the sixtieth (60th) day following the Termination Date.

(g)       The Company’s obligations under Section 6(f)(ii) shall be conditioned upon the Executive or the Executive’s representative executing, delivering, and not revoking during the applicable revocation period a waiver and release of claims against the Company and Holdings, substantially in the form attached as Exhibit D (the “Release”) within sixty (60) days following the Termination Date; provided that the Company’s General Counsel may waive such requirement in the case of the Executive’s death.

(h)       Notwithstanding anything contained in this Agreement, under no circumstances shall the Company or Holdings be considered to have breached this Agreement or to have terminated the Executive’s employment with or without Cause, or shall a Good Reason event be deemed to have occurred, solely as a result of Holdings merging with and/or into, or otherwise effecting a business combination with, the Company, Liberty Media Corporation, any Qualified Distribution Transferee (as defined in the Investment Agreement, dated as of February 17, 2009, between Holdings and Liberty Radio LLC, as amended) or any of their respective wholly-owned subsidiaries, or any entity wholly-owned jointly by any of the foregoing.

(i)        Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company and Holdings) at the time of his Separation from Service and if any portion of the payments or benefits to be received by the Executive upon Separation from Service would be considered deferred compensation under Section 409A (“Nonqualified Deferred Compensation”), amounts that would otherwise be payable pursuant to this Agreement during the six (6)-month period immediately following the Executive’s Separation from Service that constitute Nonqualified Deferred Compensation and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following the Executive’s Separation from Service that constitute Nonqualified Deferred Compensation will instead be paid or made available on the earlier of (x) the first (1st) business day of the seventh (7th) month following the date of the Executive’s Separation from Service and (y) the Executive’s death.

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(j)        Following the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign, as may then be applicable, from the Board, all fiduciary positions (including, without limitation, as trustee) and all other offices and positions the Executive holds with the Company, Holdings or any of their respective affiliates; provided that if the Executive refuses to tender the Executive’s resignation after the Board has made such request, then the Board will be empowered to remove the Executive from such offices and positions.

7.         Nondisclosure of Confidential Information. (a) The Executive acknowledges that in the course of his employment he will occupy a position of trust and confidence. The Executive shall not, except in connection with the performance of his functions in accordance with this Agreement or as required by applicable law or as required in proceedings to enforce or defend his rights under this Agreement or any other written agreement between the Executive and the Company and/or Holdings, disclose to others or use, directly or indirectly, any Confidential Information.

(b)       “Confidential Information” shall mean information about the Company’s and/or Holdings’ (and their respective affiliates’) business and operations that is not disclosed by the Company and/or Holdings (or their respective affiliates) for financial reporting purposes and that was learned by the Executive in the course of his employment by the Company and/or Holdings, including, without limitation, any business plans, product plans, strategy, budget information, proprietary knowledge, patents, trade secrets, data, formulae, sketches, notebooks, blueprints, information and client and customer lists and all papers and records (including but not limited to computer records) of the documents containing such Confidential Information, other than information that is publicly disclosed by the Company and/or Holdings (or their respective affiliates) in writing. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and/or Holdings, and that such information gives the Company and/or Holdings a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of his employment or as soon as possible thereafter, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by or on behalf of the Company and/or Holdings or prepared by the Executive in the course of his employment by the Company and/or Holdings; provided that the Executive will be able to keep his cell phones, personal computers, personal contact list and the like so long as any Confidential Information is removed from such items.

(a)        Nothing in this Agreement will preclude, prohibit or restrict the Executive from (i) communicating with any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority. Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, the Executive from (A) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (B) making other disclosures that are protected under

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whistleblower provisions of federal law or regulation. This Agreement does not limit the Executive’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. The Executive does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). The Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (I) (x) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (y) for the purpose of reporting or investigating a suspected violation of law; (II) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (III) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order. The provisions of this Section 7(c) are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Agreement shall be deemed to be amended to reflect the same.

(b)       The provisions of this Section 7 shall survive indefinitely. The Executive’s obligations under this Section 7 following the Executive’s termination of employment for Good Reason or by the Company without Cause are expressly conditioned upon, and subject to, the Company’s compliance with its applicable payment obligations, if any, under Section 6.

8.         Covenant Not to Compete. During the Executive’s employment with the Company and during the Restricted Period (as defined below), the Executive shall not, directly or indirectly, enter into the employment of, render services to, or acquire any interest whatsoever in (whether for his own account as an individual proprietor, or as a partner, associate, stockholder, officer, director, consultant, trustee or otherwise), or otherwise assist, any person or entity engaged in the distribution, production, transmission or streaming of radio programming or any activity that directly competes with the business of the Company, including but not limited to podcasting, telematics and audio advertising sales and technology (each, a “Competitive Activity”); provided that nothing in this Agreement shall prevent the purchase or ownership by the Executive by way of investment of less than five (5) percent of the shares or equity interest of any corporation or other entity. Without limiting the generality of the foregoing, the Executive agrees that during the Restricted Period, the Executive shall not call on or otherwise solicit business or assist others to solicit business as to any product or service that directly competes with any product or service provided or marketed by the Company or its affiliates on the date of the Executive’s termination of employment with the Company during the Term (as such Term may be extended in accordance with Section 6(e)(vi)) (the “Milestone Date”); provided, that general solicitations that are not specifically targeted to current, former or prospective customers of the Company with respect to such products or services, and which products or services have not been identified by the Executive using Confidential Information, shall not be deemed to be a breach of the immediately preceding sentence. The Executive agrees that during the Restricted Period he will not solicit or assist others to solicit the employment of or hire any employee of Holdings, the Company, or their subsidiaries or Liberty Media Corporation without the prior written consent of the Company. For purposes of this Agreement, the “Restricted Period” shall mean a period of one (1) year following the Milestone Date;

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provided, however, that if (i) the Company has made an offer to renew this Agreement in accordance with Section 6(e)(vi), (ii) the Executive does not accept such offer, and (iii) the Executive’s employment terminates at the end of the Term, then there shall be no Restricted Period and the provisions of this Section 8 shall be of no further force and effect. For purposes of this Agreement, the term “radio” shall be defined broadly and shall include any and all forms and mediums of audio distribution now existing or hereafter developed, including terrestrial radio, streaming audio services, podcasting and on-demand audio services. Notwithstanding anything to the contrary in this Section 8, it shall not be a violation of this Section 8 for the Executive to join a division or business line of a commercial enterprise with multiple divisions or business lines if such division or business line is not engaged in a Competitive Activity; provided that the Executive performs services solely for such non-competitive division or business line. Executive’s obligations under this Section 8 during the Restricted Period are expressly conditioned upon, and subject to, the Company’s compliance with its applicable payment obligations, if any, under Section 6.

9.         Change of Control Provisions. (a) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including but not limited to any payment or benefit received in connection with a change of control of the Company or Holdings or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal, and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal, and local income and employment taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(a)        In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-

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1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.

(b)       For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the change of control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code (including, without limitation, any portion of such Total Payments equal to the value of the covenant included in Section 8, as determined by the Auditor or such other accounting, consulting or valuation firm selected by the Company prior to the change of control and reasonably acceptable to the Executive), in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c)        At the time that payments are made under this Agreement, the Company will provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including but not limited to any opinions or other advice the Company or Holdings received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If the Executive objects to the Company’s calculations, the Company will pay to the Executive such portion of the Total Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of this Section 9. All determinations required by this Section 9 (or requested by either the Executive or the Company in connection with this Section 9) will be at the expense of the Company. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 9 will not of itself limit or otherwise affect any other rights of the Executive under this Agreement.

(d)        If the Executive receives reduced payments and benefits by reason of this Section 9 and it is established pursuant to a determination of a court which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the Executive could have received a greater amount without resulting in any

12

Excise Tax, then the Company shall thereafter pay the Executive the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.

10.       Remedies. The Executive and the Company agree that damages for breach of any of the covenants under Sections 7 and 8 will be difficult to determine and inadequate to remedy the harm which may be caused thereby, and therefore consent that these covenants may be enforced by temporary or permanent injunction without the necessity of bond. The Executive believes, as of the date of this Agreement, that the provisions of this Agreement are reasonable and that the Executive is capable of gainful employment without breaching this Agreement. However, should any court or arbitrator decline to enforce any provision of Section 7 or 8, this Agreement shall, to the extent applicable in the circumstances before such court or arbitrator, be deemed to be modified to restrict the Executive’s competition with the Company to the maximum extent of time, scope and geography which the court or arbitrator shall find enforceable, and such provisions shall be so enforced.

11.       Indemnification. Notwithstanding anything herein to the contrary, the Company shall indemnify the Executive, both during and after the Term, to the full extent provided in the Company’s and Holdings’ respective Certificates of Incorporation and Bylaws and the law of the State of Delaware in connection with his activities as an officer of the Company and Holdings, which shall survive the termination of the Executive’s employment with the Company or the Term of this Agreement for any reason.

12.       Entire Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter, but excluding any equity award agreements between the Executive and the Company and/or Holdings. Nothing herein is intended to supersede or waive obligations of the Executive to comply with any assignment of invention provisions applicable to the Executive under the Code of Ethics or any assignment of invention agreement(s) between the Company and/or Holdings and the Executive.

13.       Modification. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by both the Executive and the Company.

14.       Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

15.       Assignment. The Executive may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company. The Company may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Executive, except that any successor to the Company or Holdings by merger or purchase of all or substantially all of the Company’s and/or Holdings’ assets shall assume this Agreement.

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16.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors in interest of the Executive and the Company.

17.       Notices. All notices and other communications required or permitted hereunder shall be made in writing and shall be deemed effective when delivered personally or transmitted by facsimile transmission if received at the recipient’s location during normal business hours and otherwise on the next business day, one (1) business day after deposit with a nationally recognized overnight courier (with next day delivery specified) and five (5) days after mailing by registered or certified mail:

if to the Company:

Sirius XM Radio Inc.
1221 Avenue of the Americas
35th Floor
New York, New York 10020
Attention: Chief Executive Officer
Telecopier: (212) 584-5353

if to the Executive:

Address on file at the offices of the Company

or to such other person or address as either party shall furnish in writing to the other party from time to time.

18.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

19.       Non-Mitigation. The Executive shall not be required to mitigate damages or seek other employment in order to receive compensation or benefits under Section 6; nor shall the amount of any benefit or payment provided for under Section 6 be reduced by any compensation earned by the Executive as the result of employment by another employer.

20.       Arbitration. (a) The Executive and the Company agree that if a dispute arises concerning or relating to the Executive’s employment with the Company or Holdings, or the termination of the Executive’s employment, such dispute shall be submitted to binding arbitration under the rules of the American Arbitration Association regarding resolution of employment disputes in effect at the time such dispute arises. The arbitration shall take place in New York, New York, before a single experienced arbitrator licensed to practice law in New York and selected in accordance with the American Arbitration Association rules and procedures. Except as provided below, the Executive and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising from the Executive’s employment with the Company and/or Holdings or his termination, including but not limited to disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based

14

on any protected classification. The parties expressly waive the right to a jury trial, and agree that the arbitrator’s award shall be final and binding on both parties, and shall not be appealable. The arbitrator shall have the discretion to award monetary and other damages, and any other relief that the arbitrator deems appropriate and is allowed by law. The arbitrator shall also have the discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder.

(a)        The Company shall pay the cost of any arbitration proceedings under this Agreement if the Executive prevails in such arbitration on at least one substantive issue.

(b)        The Company and the Executive agree that the sole dispute that is excepted from Section 20(a) is an action seeking injunctive relief from a court of competent jurisdiction regarding enforcement and application of Sections 7, 8 or 10, which action may be brought in addition to, or in place of, an arbitration proceeding in accordance with Section 20(a).

21.       Compliance with Section 409A. (a) To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A (it being understood that certain compensation arrangements under this Agreement are intended not to be subject to Section 409A). This Agreement shall be construed, to the maximum extent permitted, in a manner to give effect to such intention. Notwithstanding anything in this Agreement to the contrary, distributions upon termination of the Executive’s employment that constitute Nonqualified Deferred Compensation may only be made upon a Separation from Service. Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. The Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.

(a)       With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses will be reimbursed by the Company within thirty (30) days following the date on which the Company receives the applicable invoice from the Executive in accordance with the Company’s expense reimbursement policies, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(b)       Each payment under this Agreement shall be regarded as a “separate payment” and not one of a series of payments for purposes of Section 409A.

22.       Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

23.       Executive’s Representation. The Executive hereby represents and warrants to the Company that he is not now under any contractual or other obligation that is

15

inconsistent with or in conflict with this Agreement or that would prevent, limit, or impair the Executive’s performance of his obligations under this Agreement.

24.       Survivorship. Upon the expiration or other termination of the Term of this Agreement or the Executive’s employment with the Company, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

25.       Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company, Holdings or any of their respective affiliates, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company, Holdings or any of their respective affiliates pursuant to, but solely to the extent required by, any such law, government regulation or stock exchange listing requirement).

26.       Attorneys’ Fees. The Company shall promptly reimburse the Executive for 50% of the reasonable professional fees and expenses incurred by the Executive in the negotiation and preparation of this Agreement and related agreements. The amount required to be reimbursed by the Company shall in no event exceed $25,000.

16

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SIRIUS XM RADIO INC.

By:	/s/ Patrick Donnelly
Patrick Donnelly
Executive Vice President, General Counsel and Secretary

/s/ Sean S. Sullivan
SEAN S. SULLIVAN
17

Exhibit A

THIS OPTION MAY NOT BE TRANSFERRED EXCEPT BY WILL OR UNDER THE LAWS
OF DESCENT AND DISTRIBUTION.

SIRIUS XM HOLDINGS INC. 2015 LONG-TERM STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (this “Agreement”), dated [______]1, 2020, is between SIRIUS XM HOLDINGS INC., a Delaware corporation (the “Company”), and SEAN S. SULLIVAN (the “Executive”).

1.        Grant of Option; Vesting. (a) Subject to the terms and conditions of this Agreement, the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan (the “Plan”), and the Employment Agreement, dated as of September 14, 2020, between Sirius XM Radio Inc. (“Sirius XM”) and the Executive (the “Employment Agreement”), the Company hereby grants to the Executive the right and option (this “Option”) to purchase ____________________________ (_______) shares of common stock, par value $0.001 per share, of the Company (the “Shares”), at a price per Share of $____ (the “Exercise Price”)2. This Option is not intended to qualify as an Incentive Stock Option for purposes of Section 422 of the Internal Revenue Code of 1986, as amended. In the case of any stock split, stock dividend or like change in the Shares occurring after the date hereof, the number of Shares and the Exercise Price shall be adjusted as set forth in Section 4(b) of the Plan.

(a)       Subject to the terms of this Agreement, this Option shall vest and become exercisable in three (3) equal installments on [_____],2021 [_____], 2022, and [_____], 20233, subject to the Executive’s continued employment with Sirius XM on each of these dates other than as specifically stated herein.

(b)       If the Executive’s employment with Sirius XM terminates for any reason, this Option, to the extent not then vested, shall immediately terminate without consideration; provided that if the Executive’s employment with Sirius XM is terminated (x) due to death or “Disability” (as defined in the Employment Agreement), (y) by Sirius XM without “Cause” (as defined in the Employment Agreement), or (z) by the Executive for “Good Reason” (as defined in the Employment Agreement), the unvested portion of this Option, to the extent not previously cancelled or forfeited, shall immediately become vested and exercisable. The foregoing condition that the Executive be an employee of Sirius XM shall, in the event of the termination of the Executive’s employment with Sirius XM due to death or Disability, by Sirius XM without Cause or by the Executive for Good Reason, be waived by the Company; provided that the Executive executes a release in accordance with Section 6(g) of the Employment Agreement

1 The “Grant Date”, as defined in the Employment Agreement.

2 Closing price on the Grant Date.

3 First and second anniversaries of the Grant Date and the third anniversaries of the Effective Date.

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(except that the Company’s general counsel may waive such requirement in the case of the Executive’s death).

2.        Term. This Option shall terminate on [_____]4, (the “Option Expiration Date”); provided that if:

(a)       the Executive’s employment with Sirius XM is terminated due to the Executive’s death or Disability, by Sirius XM without Cause, or by the Executive for Good Reason, the Executive may exercise this Option in full until the first (1st) anniversary of such termination (at which time this Option shall be cancelled), but not later than the Option Expiration Date;

(b)       the Executive’s employment with Sirius XM is terminated for Cause, this Option shall be cancelled upon the date of such termination; and

(c)       the Executive voluntarily terminates his employment with Sirius XM without Good Reason, the Executive may exercise any vested portion of this Option until ninety (90) days following the date of such termination (at which time this Option shall be cancelled), but not later than the Option Expiration Date.

3.        Exercise. Subject to Sections 1 and 2 of this Agreement and the terms of the Plan, this Option may be exercised, in whole or in part, in accordance with Section 6 of the Plan.

4.        Change of Control. In the event of a Change of Control, this Option shall be governed by the terms of the Plan; provided that any transactions between the Company, Sirius XM and/or any of their respective wholly-owned subsidiaries, on the one hand, and Liberty Media Corporation, any Qualified Distribution Transferee (as defined in the Investment Agreement, dated as of February 17, 2009, between the Company and Liberty Radio LLC, as amended) and/or any of their respective wholly-owned subsidiaries, on the other hand, shall not constitute a Change of Control under the Plan.

5.        Non-transferable. This Option may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or of any right or privilege conferred hereby shall be null and void. In the event of the Executive’s death, any amounts owed to the Executive hereunder shall instead be paid to the Executive’s designated beneficiary (or, if none, to the Executive’s estate).

6.        Withholding. Prior to delivery of the Shares purchased upon exercise of this Option, the Company shall determine the amount of any United States federal, state and local income taxes, if any, which are required to be withheld under applicable law and shall, as a condition of exercise of this Option and delivery of the Shares purchased upon exercise of this Option, collect from the Executive the amount of any such tax to the extent not previously

4 Tenth anniversary of the Grant Date.

19

withheld. The Executive may satisfy his withholding obligations in the manner contemplated by Section 16(e) of the Plan.

7.        Rights of the Executive. Neither this Option, the execution of this Agreement nor the exercise of any portion of this Option shall confer upon the Executive any right to, or guarantee of, continued employment by Sirius XM or any of its subsidiaries or affiliates, or in any way limit the right of Sirius XM or any of its subsidiaries or affiliates to terminate employment of the Executive at any time, subject to the terms of the Employment Agreement or any other written employment or similar written agreement between or among the Company, Sirius XM, or any of their respective subsidiaries or affiliates, and the Executive.

8.        Professional Advice. The acceptance and exercise of this Option may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Executive. Accordingly, the Executive acknowledges that the Executive has been advised to consult his personal legal and tax advisors in connection with this Agreement and this Option.

9.        Agreement Subject to the Plan. This Option and this Agreement are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. Capitalized terms used herein but not defined shall have the meaning set forth in the Plan. The Executive acknowledges that a copy of the Plan is posted on Sirius XM’s intranet site and the Executive agrees to review it and comply with its terms. This Agreement, the Employment Agreement and the Plan constitute the entire understanding between or among the Company, Sirius XM and the Executive with respect to this Option.

10.      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto. Any disputes arising from or relating to this Agreement shall be subject to arbitration pursuant to Section 20 of the Employment Agreement.

11.      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three (3) business days after being sent by certified mail, postage prepaid, return receipt requested or one (1) business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): Company: Sirius XM Holdings Inc., 1221 Avenue of the Americas, 35th Floor, New York, New York 10020, Attention: Chief Executive Officer; and Executive: Address on file at the office of the Company. Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

12.       Binding Effect. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

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13.       Amendment. The rights of the Executive hereunder may not be impaired by any amendment, alteration, suspension, discontinuance or termination of the Plan or this Agreement without the Executive’s consent.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS XM HOLDINGS INC.

By:	Exhibit A
Name:
Title:

Exhibit A
SEAN S. SULLIVAN
21

Exhibit B

THE RSUs HAVE NOT BEEN REGISTERED UNDER STATE OR
FEDERAL SECURITIES LAWS.
THE RSUs MAY NOT BE TRANSFERRED EXCEPT
BY WILL OR UNDER THE LAWS OF DESCENT AND DISTRIBUTION.

SIRIUS XM HOLDINGS INC.

2015 LONG-TERM STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated [_____], 20205, is between SIRIUS XM HOLDINGS INC., a Delaware corporation (the “Company”), and SEAN S. SULLIVAN (the “Executive”).

1.         Grant of RSUs. Subject to the terms and conditions of this Agreement, the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan (the “Plan”), and the Employment Agreement, dated as of September 14, 2020, between Sirius XM Radio Inc. (“Sirius XM”) and the Executive (the “Employment Agreement”), the Company hereby grants _____________ restricted share units (“RSUs”) to the Executive. Each RSU represents the unfunded, unsecured right of the Executive to receive one share of common stock, par value $.001 per share, of the Company (each, a “Share”) on the dates specified in this Agreement.

2.        Dividends. If on any date while RSUs are outstanding the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of RSUs granted to the Executive shall, as of the record date for such dividend payment, be increased by a number of RSUs equal to: (a) the product of (x) the number of RSUs held by the Executive as of such record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable, in whole or in part, other than in cash, the per Share value of such dividend, as determined in good faith by the Company), divided by (b) the average closing price of a Share on the Nasdaq Global Select Market on the twenty (20) trading days preceding, but not including, such record date. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of RSUs granted to the Executive shall be increased by a number equal to the product of (1) the aggregate number of RSUs held by the Executive on the record date for such dividend, multiplied by (2) the number of Shares (including any fraction thereof) payable as a dividend on a Share. In the case of any other change in the Shares occurring after the date hereof, the number of RSUs shall be adjusted as set forth in Section 4(b) of the Plan.

3.        No Rights of a Stockholder. The Executive shall not have any rights as a stockholder of the Company until the Shares have been issued.

4.         Issuance of Shares subject to RSUs. (a) Subject to earlier issuance pursuant to the terms of this Agreement or the Plan, on (i) [_____], 2021, the Company shall issue, or cause there to be transferred, to the Executive [________] Shares representing an equal

5 The “Grant Date”, as defined in the Employment Agreement.

22

number of RSUs granted to the Executive under this Agreement (as adjusted pursuant to Section 2 above, if applicable), (ii) [_____], 2022, the Company shall issue, or cause there to be transferred, to the Executive [________] Shares representing an equal number of RSUs granted to the Executive under this Agreement (as adjusted pursuant to Section 2 above, if applicable), and (iii) [_____], 2023, the Company shall issue, or cause there to be transferred, to the Executive [________] Shares representing an equal number of RSUs granted to the Executive under this Agreement (as adjusted pursuant to Section 2 above, if applicable)6, in each case if the Executive continues to be employed by Sirius XM on each of these dates other than as specifically stated herein.

(a)       If the Executive’s employment with Sirius XM terminates for any reason, the RSUs shall immediately terminate without consideration; provided that if the Executive’s employment with Sirius XM is terminated due to (x) death or “Disability” (as defined in the Employment Agreement), (y) by Sirius XM without “Cause” (as defined in the Employment Agreement), or (z) by the Executive for “Good Reason” (as defined in the Employment Agreement), the RSUs, to the extent not previously settled, cancelled or forfeited, shall immediately become vested and the Company shall issue, or cause there to be transferred, to the Executive the amount of Shares equal to the number of RSUs granted to the Executive under this Agreement (to the extent not previously transferred, cancelled or forfeited), as adjusted pursuant to Section 2 above, if applicable. The foregoing condition that the Executive be an employee of Sirius XM shall, in the event of the termination of the Executive’s employment with Sirius XM due to death or Disability, by Sirius XM without Cause or by the Executive for Good Reason, be waived by the Company; provided that the Executive executes a release in accordance with Section 6(g) of the Employment Agreement (except that the Company’s general counsel may waive such requirement in the case of the Executive’s death).

5.        Change of Control. In the event of a Change of Control, the RSUs shall be governed by the terms of the Plan; provided that any transactions between the Company, Sirius XM and/or any of their respective wholly-owned subsidiaries, on the one hand, and Liberty Media Corporation, any Qualified Distribution Transferee (as defined in the Investment Agreement, dated as of February 17, 2009, between the Company and Liberty Radio LLC, as amended) and/or any of their respective wholly-owned subsidiaries, on the other hand, shall not constitute a Change of Control under the Plan.

6.        Non-transferable. The RSUs may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of RSUs or of any right or privilege conferred hereby shall be null and void. In the event of the Executive’s death, any amounts owed to the Executive hereunder shall instead be paid to the Executive’s designated beneficiary (or, if none, to the Executive’s estate).

6 First and second anniversaries of the Grant Date and the third anniversary of the Effective Date. The $6.25 million of RSUs, will vest as follows: $2.75 million on such first anniversary, $1.75 million on the second anniversary, and $1.75 million on the third anniversary.

23

7.        Withholding. Prior to delivery of the Shares pursuant to this Agreement, the Company shall determine the amount of any United States federal, state and local income taxes, if any, which are required to be withheld under applicable law and shall, as a condition of delivery of the Shares pursuant to this Agreement, collect from the Executive the amount of any such tax to the extent not previously withheld in any manner permitted by the Plan.

8.        Rights of the Executive. Neither this Agreement nor the RSUs shall confer upon the Executive any right to, or guarantee of, continued employment by Sirius XM or any of its subsidiaries or affiliates, or in any way limit the right of Sirius XM or any of its subsidiaries or affiliates to terminate the employment of the Executive at any time, subject to the terms of the Employment Agreement or any other written employment or similar written agreement between or among the Company, Sirius XM, or any of their respective subsidiaries or affiliates, and the Executive.

9.        Professional Advice. The acceptance of the RSUs may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Executive. Accordingly, the Executive acknowledges that the Executive has been advised to consult his personal legal and tax advisors in connection with this Agreement and the RSUs.

10.      Agreement Subject to the Plan. This Agreement and the RSUs are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan. The Executive acknowledges that a copy of the Plan is posted on Sirius XM’s intranet site and the Executive agrees to review it and comply with its terms. This Agreement, the Employment Agreement and the Plan constitute the entire understanding between or among the Company, Sirius XM and the Executive with respect to the RSUs.

11.      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto. Any disputes arising from or relating to this Agreement shall be subject to arbitration pursuant to Section 20 of the Employment Agreement.

12.      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three (3) business days after being sent by certified mail, postage prepaid, return receipt requested or one (1) business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Company:	Sirius XM Holdings Inc.
1221 Avenue of the Americas
35th Floor
New York, New York 10020
Attention: Chief Executive Officer
24

Executive:	Address on file at the office of the Company

Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

13.      Binding Effect. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

14.      Amendment. The rights of the Executive hereunder may not be impaired by any amendment, alteration, suspension, discontinuance or termination of the Plan or this Agreement without the Executive’s consent.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS XM HOLDINGS INC.

By:	Exhibit B
	Name:	SEAN S. SULLIVAN
Title:
25

Exhibit C

THE PRSUs HAVE NOT BEEN REGISTERED UNDER STATE OR
FEDERAL SECURITIES LAWS.
THE PRSUs MAY NOT BE TRANSFERRED EXCEPT
BY WILL OR UNDER THE LAWS OF DESCENT AND DISTRIBUTION.

SIRIUS XM HOLDINGS INC.
2015 LONG-TERM STOCK INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

This PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated [_____], 20207, is between SIRIUS XM HOLDINGS INC., a Delaware corporation (the “Company”), and SEAN S. SULLIVAN (the “Executive”).

1.        Grant of PRSUs. Subject to the terms and conditions of this Agreement, the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan (the “Plan”), and the Employment Agreement dated as of September 14, 2020 between Sirius XM Radio Inc. (“Sirius XM”) and the Executive (the “Employment Agreement”), the Company hereby grants ________________ performance-based restricted stock units (“PRSUs”)8 to the Executive. Each PRSU represents the unfunded, unsecured right of the Executive to receive one share of common stock, par value $.001 per share, of the Company (each, a “Share”) on the date specified in this Agreement.

2.        Dividends. If on any date while PRSUs are outstanding the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of PRSUs granted to the Executive shall, as of the record date for such dividend payment, be increased by a number of PRSUs equal to: (a) the product of (x) the number of PRSUs held by the Executive as of such record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable, in whole or in part, other than in cash, the per Share value of such dividend, as determined in good faith by the Company), divided by (b) the average closing price of a Share on the Nasdaq Global Select Market on the twenty (20) trading days preceding, but not including, such record date. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of PRSUs granted to the Executive shall be increased by a number equal to the product of (1) the aggregate number of PRSUs held by the Executive on the record date for such dividend, multiplied by (2) the number of Shares (including any fraction thereof) payable as a dividend on a Share. In the case of any other change in the Shares occurring after the date hereof, the number of PRSUs shall be adjusted as set forth in Section 4(b) of the Plan.

3.        No Rights of a Stockholder. The Executive shall not have any rights as a stockholder of the Company until the Shares have been issued. Once a PRSU vests and a Share

7 The “Grant Date”, as defined in the Employment Agreement.

8 Equal to the number of PRSUs calculated in accordance with Section 4(b)(iii) of the Employment Agreement, which represents the target number of PRSUs.

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is issued to the Executive pursuant to Section 4, such PRSU is no longer considered a PRSU for purposes of this Agreement.

4.        Issuance of Shares Subject to PRSUs.

(a)       Performance Metric. All or a portion of the PRSUs shall be eligible to vest based on the Company’s level of achievement of one or more financial and/or operating goals or combination of goals, which may include, among other things, return on net assets, return on stockholders’ equity, return on assets, return on capital, revenue, average revenue per subscriber, total stockholder returns, profit margin, earnings per share, free cash flow per share, net earnings, operating earnings, free cash flow, adjusted earnings before interest, taxes, depreciation and amortization, earnings before interest, taxes, depreciation and amortization, number of subscribers, growth of subscribers, operating expenses, capital expenses, subscriber acquisition costs or other metrics (the “Performance Metric Target”), approved by the Company’s Board of Directors (the “Board”) or the Compensation Committee thereof for the years ending December 31, 2021 and December 31, 2022 (together, the “Performance Period”). The Performance Metric Target may be cumulative goals for the Performance Period or separate goals for 2021 and 2022. The Company shall deliver to the Executive on or before March 31, 2021 and March 31, 2022, as applicable, a statement setting forth the applicable Performance Metric Target for 2021 and 2022 on a cumulative basis, or 2021 and 2022 taken separately, as applicable.

(b)       Calculation of Shares to be Issued. Within sixty (60) days following the end of the Performance Period, the Company shall certify the Company’s level of achievement of the Performance Metric Target (such actual date of certification, the “Certification Date”) and determine the number of PRSUs that shall remain eligible to vest, as set forth below, in accordance with the terms of the Plan and/or this Agreement (such PRSUs, the “Eligible PRSUs”):

(i)     If the Company fails to achieve at least 80% of the Performance Metric Target, zero PRSUs shall constitute Eligible PRSUs;

(ii)     Upon achieving 100% or more of the Performance Metric Target, 100% of the PRSUs shall constitute Eligible PRSUs; and

(iii)     If the Company’s achievement of the Performance Metric Target falls between 80% and 100% of the Performance Metric Target, the number of PRSUs that become Eligible PRSUs shall be determined by straight line interpolation between the thresholds set forth in subsections (i) and (ii) of this Section 4(b).

The payout scale set forth above may be modified in order to reflect the establishment of the Performance Metric Target.

Any PRSUs that do not constitute Eligible PRSUs as of the Certification Date shall be cancelled on the Certification Date.

(c)       Issuance of Eligible PRSUs. Subject to earlier issuance pursuant to the terms of this Agreement or the Plan, on [_____], 2023, the Company shall issue, or cause there

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to be transferred, to the Executive an amount of Shares representing the Eligible PRSUs (as adjusted pursuant to Section 2 above, if applicable); provided that the Executive continues to be employed by Sirius XM on [_____], 2023.

5.        Termination of Employment. (a) If the Executive’s employment with Sirius XM terminates for any reason, then the PRSUs shall immediately terminate without consideration; provided that if the Executive’s employment with Sirius XM is terminated due to (x) death or “Disability” (as defined in the Employment Agreement), (y) by Sirius XM without “Cause” (as defined in the Employment Agreement), or (z) by the Executive for “Good Reason” (as defined in the Employment Agreement) (any such applicable date of termination, the “PRSU Termination Date”), then the PRSUs shall be treated in the following manner:

(i)     if the PRSU Termination Date occurs prior to the end of the Performance Period, or if the PRSU Termination Date occurs prior to the establishment of the Performance Metric Target for the Performance Period, then the PRSUs granted to the Executive under this Agreement, to the extent not previously settled, cancelled or forfeited, shall, subject to Section 5(b), immediately become vested and the Company shall issue, or cause there to be transferred, to the Executive the amount of Shares equal to the number of PRSUs granted to the Executive under this Agreement, notwithstanding Section 4(b), and as adjusted pursuant to Section 2 above, if applicable; provided, that, if the Performance Metric Target is based on separate goals for 2021 and 2022 and the PRSU Termination Date occurs following December 31, 2021 but prior to the end of the Performance Period, then the PRSUs granted under this Agreement that relate to the 2021 performance period will vest based on “actual” level of achievement of the Performance Metric Target established for 2021; and

(ii)     if the PRSU Termination Date occurs after the Performance Period, all Eligible PRSUs, to the extent not previously settled, cancelled or forfeited, shall, subject to Section 5(b), immediately (or, if later, on the Certification Date) become vested and the Company shall issue, or cause there to be transferred, to the Executive the amount of Shares equal to the number of Eligible PRSUs earned pursuant to Section 4(b), as adjusted pursuant to Section 2 above, if applicable.

(b)       In the event the Executive’s employment with Sirius XM terminates due to death or Disability, by Sirius XM without Cause or by the Executive for Good Reason, the condition in Section 4(c) that the Executive be an employee of Sirius XM shall be waived; provided that the Executive executes a release in accordance with Section 6(g) of the Employment Agreement (except that the Company’s general counsel may waive such requirement in the case of the Executive’s death).

6.        Change of Control. In the event of a Change of Control, the PRSUs shall be governed by the terms of the Plan; provided that any transactions between the Company, Sirius XM and/or any of their respective wholly-owned subsidiaries, on the one hand, and Liberty Media Corporation, any Qualified Distribution Transferee (as defined in the Investment Agreement, dated as of February 17, 2009, between the Company and Liberty Radio LLC, as amended) and/or any of their respective wholly-owned subsidiaries, on the other hand, shall not constitute a Change of Control under the Plan.

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7.        Non-transferable. The PRSUs may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of PRSUs or of any right or privilege conferred hereby shall be null and void. In the event of the Executive’s death, any amounts owed to the Executive hereunder shall instead be paid to the Executive’s designated beneficiary (or, if none, to the Executive’s estate).

8.        Withholding. Prior to delivery of the Shares pursuant to this Agreement, the Company shall determine the amount of any United States federal, state and local income taxes, if any, which are required to be withheld under applicable law and shall, as a condition of delivery of the Shares pursuant to this Agreement, collect from the Executive the amount of any such tax to the extent not previously withheld in any manner permitted by the Plan.

9.         Rights of the Executive. Neither this Agreement nor the PRSUs shall confer upon the Executive any right to, or guarantee of, continued employment by Sirius XM or any of its subsidiaries or affiliates, or in any way limit the right of Sirius XM or any of its subsidiaries or affiliates to terminate the employment of the Executive at any time, subject to the terms of the Employment Agreement, or any other written employment or similar written agreement between or among the Company, Sirius XM or any of their respective subsidiaries or affiliates, and the Executive.

10.       Professional Advice. The acceptance of the PRSUs may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Executive. Accordingly, the Executive acknowledges that the Executive has been advised to consult the Executive’s personal legal and tax advisors in connection with this Agreement and the PRSUs.

11.      Agreement Subject to the Plan. This Agreement and the PRSUs are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. Capitalized terms used herein but not otherwise defined shall have the same meaning as in the Plan. The Executive acknowledges that a copy of the Plan is posted on Sirius XM’s intranet site and the Executive agrees to review it and comply with its terms. This Agreement, the Employment Agreement and the Plan constitute the entire understanding between or among the Company, Sirius XM and the Executive with respect to the PRSUs.

12.      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto. Any disputes arising from or relating to this Agreement shall be subject to arbitration pursuant to Section 20 of the Employment Agreement.

13.      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three (3) business days after being sent by certified mail, postage prepaid, return receipt requested or one (1) business day after being

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delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Company:	Sirius XM Holdings Inc.
1221 Avenue of the Americas
35th Floor
New York, New York 10020
Attention: Chief Executive Officer

Executive:	Address on file at the office of the Company

Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

14.      Binding Effect. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

15.      Amendment. The rights of the Executive hereunder may not be impaired by any amendment, alteration, suspension, discontinuance or termination of the Plan or this Agreement without the Executive’s consent.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS XM HOLDINGS INC.

By:	Exhibit C
	Name:	SEAN S. SULLIVAN
Title:
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Exhibit D

AGREEMENT AND RELEASE

This Agreement and Release, dated as of _________, 20__ (this “Agreement”), is entered into by and between SEAN S. SULLIVAN (the “Executive”) and SIRIUS XM RADIO INC. (the “Company”).

The purpose of this Agreement is to completely and finally settle, resolve, and forever extinguish all obligations, disputes and differences arising out of the Executive’s employment with and separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Executive and the Company hereby agree as follows:

1.        The Executive’s employment with the Company is terminated as of _______________, 20__ (the “Termination Date”).

2.        The Company and the Executive agree that the Executive shall be provided severance pay and other benefits, less all legally required and authorized deductions, in accordance with the terms of Section 6(f)(ii) of the Employment Agreement between the Executive and the Company, dated as of September 14, 2020 (the “Employment Agreement”); provided that no such severance benefits shall be paid or provided if the Executive revokes this Agreement pursuant to Section 4 below. The Executive acknowledges and agrees that he is entering into this Agreement in consideration of such severance benefits and the Company’s agreements set forth herein. All vacation pay earned and unused as of the Termination Date will be paid to the Executive to the extent required by law. Except as set forth above, the Executive will not be eligible for any other compensation or benefits following the Termination Date other than any vested accrued benefits under the Company’s compensation and benefit plans, and other than the rights, if any, granted to the Executive under the terms of any stock option, restricted stock, performance-based restricted stock or other equity award agreements or plans and other than rights to indemnification and to directors’ and officers’ liability insurance under the Employment Agreement, the Certificates of Incorporation and Bylaws of Holdings and the Company and their affiliates (or similar constituent documents of affiliates) or the provisions of Delaware law.

3.        The Executive, for himself, and for his heirs, attorneys, agents, spouse and assigns, hereby waives, releases and forever discharges Sirius XM Holdings Inc., the Company and their respective parents, subsidiaries, and affiliated companies and its and their predecessors, successors, and assigns, if any, as well as all of their officers, directors and employees, stockholders, agents, servants, representatives, and attorneys, and the predecessors, successors, heirs and assigns of each of them (collectively “Released Parties”), from any and all grievances, claims, demands, causes of action, obligations, damages and/or liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, which the Executive ever had, now has, or claims to have against the Released Parties, by reason of any act or omission occurring before the Executive’s execution hereof, including, without limiting the generality of the foregoing, (a) any act, cause, matter or thing stated, claimed or alleged, or which was or

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which could have been alleged in any manner against the Released Parties prior to the execution of this Agreement and (b) all claims for any payment under the Employment Agreement; provided that nothing contained in this Agreement shall affect the Executive’s rights (i) to indemnification from Holdings, the Company or their affiliates as provided in the Employment Agreement or otherwise; (ii) to coverage under the insurance policies of Holdings, the Company or their affiliates covering officers and directors; (iii) to other benefits which by their express terms extend beyond the Executive’s separation from employment (including, without limitation, the Executive’s rights under Section 6(f) of the Employment Agreement); and (iv) under this Agreement, and (c) all claims for discrimination, harassment and/or retaliation, under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the New York State Human Rights Law, as amended, as well as any and all claims arising out of any alleged contract of employment, whether written, oral, express or implied, or any other federal, state or local civil or human rights or labor law, ordinances, rules, regulations, guidelines, statutes, common law, contract or tort law, arising out of or relating to the Executive’s employment with and/or separation from the Company, including but not limited to the termination of his employment on the Termination Date, and/or any events occurring prior to the execution of this Agreement.

4.        The Executive specifically waives all rights or claims that he has or may have under the Age Discrimination In Employment Act of 1967, 29 U.S.C. §§ 621-634, as amended (“ADEA”), including, without limitation, those arising out of or relating to the Executive’s employment with and/or separation from the Company, the termination of his employment on the Termination Date, and/or any events occurring prior to the execution of this Agreement. In accordance with the ADEA, the Company specifically hereby advises the Executive that: (1) he may and should consult an attorney before signing this Agreement, (2) he has [twenty-one (21)/forty-five (45)]9 days to consider this Agreement, and (3) he has seven (7) days after signing this Agreement to revoke this Agreement.

5.        Notwithstanding the above, nothing in this Agreement prevents or precludes the Executive from (a) challenging or seeking a determination of the validity of this Agreement under the ADEA; or (b) filing an administrative charge of discrimination under any applicable statute or participating in any investigation or proceeding conducted by a governmental agency.

6.        This release does not affect or impair the Executive’s rights with respect to workman’s compensation or similar claims under applicable law or any claims under medical, dental, disability, life or other insurance arising prior to the date hereof.

7.        The Executive warrants that he has not made any assignment, transfer, conveyance or alienation of any potential claim, cause of action, or any right of any kind whatsoever, including but not limited to, potential claims and remedies for discrimination, harassment, retaliation, or wrongful termination, and that no other person or entity of any kind has had, or now has, any financial or other interest in any of the demands, obligations, causes of

9 To be determined by the Company in connection with the termination.

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action, debts, liabilities, rights, contracts, damages, costs, expenses, losses or claims which could have been asserted by the Executive against the Company or any other Released Party.

8.        The Executive shall not make any disparaging remarks about any of Sirius XM Holdings Inc. (“Holdings”), the Company, Liberty Media Corporation or any of their directors, officers, agents or employees (collectively, the “Nondisparagement Group”) and/or any of their respective practices or products; provided that the Executive may provide truthful and accurate facts and opinions about any member of the Nondisparagement Group where required to do so by law or in proceedings to enforce or defend his rights under this Agreement or any other written agreement between the Executive and a member of the Nondisparagement Group and may respond to disparaging remarks about the Executive made by any member of the Nondisparagement Group. The Company and Holdings shall not, and they shall instruct their officers not to, make any disparaging remarks about the Executive; provided that any member of the Nondisparagement Group may provide truthful and accurate facts and opinions about the Executive where required to do so by law and may respond to disparaging remarks made by the Executive or the Executive’s agents or family members.

9.        The Company hereby represents and warrants that, except as previously disclosed in writing to the Executive, it is not aware of any facts or circumstances as of the date of this Agreement that would give rise to or serve as a basis for any claim against the Executive in connection with the employment and termination of employment of the Executive.

10.      The parties expressly agree that this Agreement shall not be construed as an admission by any of the parties of any violation, liability or wrongdoing, and shall not be admissible in any proceeding as evidence of or an admission by any party of any violation or wrongdoing. The Company expressly denies any violation of any federal, state, or local statute, ordinance, rule, regulation, order, common law or other law in connection with the employment and termination of employment of the Executive.

11.      In the event of a dispute concerning the enforcement of this Agreement, the finder of fact shall have the discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder. All other requests for relief or damages awards shall be governed by Sections 20(a) and 20(b) of the Employment Agreement.

12.      The parties declare and represent that no promise, inducement, or agreement not expressed herein has been made to them.

13.      This Agreement in all respects shall be interpreted, enforced and governed under the laws of the State of New York and any applicable federal laws relating to the subject matter of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. This Agreement shall be construed as if jointly prepared by the Executive and the Company. Any uncertainty or ambiguity shall not be interpreted against any one party.

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14.       This Agreement, the Employment Agreement, [and list any outstanding award agreements] between the Executive and the Company [or Holdings, as applicable,] contain the entire agreement of the parties as to the subject matter hereof. No modification or waiver of any of the provisions of this Agreement shall be valid and enforceable unless such modification or waiver is in writing and signed by the party to be charged, and unless otherwise stated therein, no such modification or waiver shall constitute a modification or waiver of any other provision of this Agreement (whether or not similar) or constitute a continuing waiver.

15.       The Executive and the Company represent that they have been afforded a reasonable period of time within which to consider the terms of this Agreement (including but not limited to the foregoing release), that they have read this Agreement, and they are fully aware of its legal effects. The Executive and the Company further represent and warrant that they enter into this Agreement knowingly and voluntarily, without any mistake, duress, coercion or undue influence, and that they have been provided the opportunity to review this Agreement with counsel of their own choosing. In making this Agreement, each party relies upon his or its own judgment, belief and knowledge, and has not been influenced in any way by any representations or statements not set forth herein regarding the contents hereof by the entities who are hereby released, or by anyone representing them.

16.      This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The parties further agree that delivery of an executed counterpart by facsimile or pdf shall be as effective as delivery of an originally executed counterpart. This Agreement shall be of no force or effect until executed by all the signatories.

17.      The Executive warrants that he will return to the Company all software, computers, computer-related equipment, keys and all materials (including, without limitation, copies) obtained or created by the Executive in the course of his employment with the Company on or before the Termination Date; provided that the Executive will be able to keep his cell phones, personal computers, personal contact list and the like so long as Confidential Information (as defined in the Employment Agreement) is removed from such items.

18.      Any existing obligations the Executive has with respect to confidentiality, nonsolicitation of employees and third parties and noncompetition under Section 7 and 8 of the Employment Agreement shall remain in full force and effect in accordance with their terms.

19.      Any disputes arising from or relating to this Agreement shall be subject to arbitration pursuant to Section 20 of the Employment Agreement.

20.      Should any provision of this Agreement be declared or be determined by a forum with competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the respective dates set forth below.

SIRIUS XM RADIO INC.

Dated:	By:
Name:
Title:

Dated:
SEAN S. SULLIVAN
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